UMB Financial Corporation News Release

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Kansas City, MO 64106

816.860.7000

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//FOR IMMEDIATE RELEASE//

Contact: Mandie Nelson, 816.860.5088

Investor Relations Contact: Abby Wendel, 816.860.1685

UMB Financial Board Appoints Nancy Buese as New Board Member

Kansas City, Mo. (October 27, 2009) - UMB Financial Corporation (NASDAQ: UMBF), a financial services holding company, announced Nancy Buese as the newest director of UMB Financial Corporation as a result of board action taken during the company's third quarter board meeting.

The company's governance committee nominated Buese to fill the vacant spot created by the board's increase in the number of directors. She was also appointed as a member of the company's audit committee. Buese currently serves as chief financial officer at MarkWest Energy Partners, L.P. in Denver, Colo.

"We are pleased to welcome Nancy Buese to the board," said Mariner Kemper, chairman and chief executive officer of UMB Financial Corporation. "Her professional leadership greatly complements the board, and her financial expertise offers an in-depth understanding that will help facilitate the success and strategic direction of our company."

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a financial services holding company headquartered in Kansas City, Mo., offering complete banking, asset management, health spending solutions and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 135 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include mutual fund and alternative investment services groups, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company's proprietary mutual funds and investment advisory accounts for institutional customers. Visit umb.com for more company information.

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